Exhibit 99.1

Baker Hughes Company Announces Third Quarter 2023 Results
•Orders of $8.5 billion for the quarter, up 40% year-over-year.
•Revenue of $6.6 billion for the quarter, up 24% year-over-year.
•Net income attributable to Baker Hughes Company of $518 million for the quarter, up $534 million year-over-year. Adjusted net income attributable to Baker Hughes* (a non-GAAP measure) of $427 million for the quarter, up $163 million year-over-year.
•GAAP diluted earnings per share of $0.51 for the quarter. Adjusted diluted earnings per share* (a non-GAAP measure) was $0.42 for the quarter.
•Adjusted EBITDA* (a non-GAAP measure) of $983 million for the quarter, up 30% year-over-year.
•Cash flows generated from operating activities were $811 million for the quarter. Free cash flow* (a non-GAAP measure) for the quarter was $592 million.
•Baker Hughes' Board of Directors approved a quarterly cash dividend of $0.20 per share of Class A common stock.
HOUSTON & LONDON (October 25, 2023) – Baker Hughes Company (Nasdaq: BKR) (Baker Hughes or the Company) announced results today for the third quarter of 2023.
"We were pleased with our third quarter results and remain optimistic on the outlook. We maintained strong orders performance in both Industrial & Energy Technology (IET) and Oilfield Services & Equipment (OFSE), with large awards coming from Venture Global in Liquefied Natural Gas (LNG) and Vår Energi in subsea. We also delivered strong operating results at the upper end of our EBITDA* guidance range, booked almost $100 million of new energy orders and generated $592 million of free cash flow*. We continue to see positive momentum across our portfolio despite persisting global economic uncertainty," said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.
"Oil prices have rebounded as the combination of resilient oil demand and production cuts have tightened the market. As a result, the oil market is likely to see inventory draws through the rest of 2023. Continued discipline from the world’s largest producers, the pace of oil demand growth in the face of economic uncertainty, and geopolitical risk will be important factors to monitor as we look into 2024."
"Outside of the upstream markets, the global LNG market remains fundamentally tight despite recent economic softness. This tightness is evidenced by the recent LNG price spikes that resulted from the current Middle East conflict and strikes by LNG workers in Australia, which temporarily interrupted operations at several LNG facilities. Globally, we expect 2023 LNG demand to approach 410 million tons per annum (MTPA), or up about 2% compared to last year. With estimated global nameplate capacity of

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
490 MTPA this year, effective utilization is expected to be over 90%, which has historically represented a tight market. As a result, the LNG project pipeline remains strong, both in the U.S. and internationally."
"As we enhance our position as a leading energy technology company, we remain excited about the continued growth that we see across both segments. While there is a growing consensus the energy transition will likely take longer and be more complex than many expected, our unique portfolio is set to benefit irrespective of the pace of development. Importantly, we are laying the foundation today for a more durable earnings and free cash flow growth profile, enabling best-in-class returns and structurally increasing shareholder returns. I want to thank our shareholders, our customers, and our employees for their continued support as we continue to take energy forward," concluded Simonelli.

	Three Months Ended			Variance
(in millions except per share amounts)	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Orders	$8,512	$7,474	$6,063	14%	40%
Revenue	6,641	6,315	5,369	5%	24%
Net income (loss) attributable to Baker Hughes	518	410	(17)	26%	F
Adjusted net income attributable to Baker Hughes* (non-GAAP)	427	395	264	8%	62%
Operating income	714	514	269	39%	F
Adjusted operating income* (non-GAAP)	716	631	503	13%	42%
Adjusted EBITDA* (non-GAAP)	983	907	758	8%	30%
Diluted earnings per share (EPS)	0.51	0.40	(0.02)	26%	F
Adjusted diluted EPS* (non-GAAP)	0.42	0.39	0.26	8%	61%
Cash flow from operating activities	811	858	597	(6%)	36%
Free cash flow* (non-GAAP)	592	623	417	(5%)	42%
"F" is used in most instances when variance is above 100%.
* Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Quarter Highlights
Supporting Our Customers
The OFSE business segment secured a significant contract from a sub-Saharan African operator for subsea equipment in its Subsea & Surface Pressure Systems (SSPS) product line offshore Angola. The order for 11 deepwater horizontal trees, four Aptara™ manifolds and SemStar5™ subsea controls expands Baker Hughes’ presence in Angola.
OFSE also saw continued regional growth in the North Sea with two major multi-year contracts from Vår Energi. The first, a nine-year contract in OFSE's Completions, Intervention & Measurements (CIM) product line, will enhance well intervention and exploration services to further Vår's Norwegian Continental Shelf prospects and seamlessly integrate Baker Hughes' technologies into their operations to assist Vår's carbon reduction efforts. The second, a 15-year contract in OFSE's SSPS product line, will deliver bespoke vertical tree systems selected for the complexities of the Balder Field.
During the third quarter, OFSE also booked several major awards from a Middle East operator, including a long-term directional drilling services contract spanning the entirety of the customer's oil and gas rigs both on- and offshore. The contract is one of the largest in the region and demonstrates a range of Baker

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Hughes' cutting-edge technologies and services capabilities in drilling and delivering vertical and directional wellbores at unprecedented speeds. A second award will use Baker Hughes' coiled tubing drilling technology for an integrated project for natural gas development to support the country's self-reliance aims.
The IET business segment's third quarter orders confirmed Baker Hughes' continued strength in the natural gas and LNG growth cycle with several awards for gas technology equipment and services. IET received a major Gas Technology Equipment contract for modularized LNG systems and power island for Venture Global LNG. The contract was awarded under a master equipment supply agreement between Venture Global LNG and Baker Hughes for more than 100 MTPA of production capacity, which was recently expanded from 70 MTPA. The award builds on previous orders for Baker Hughes to provide comprehensive LNG technology solutions for the Calcasieu Pass and Plaquemines LNG projects in Louisiana.
The Gas Technology Services product line secured multiple orders to support energy customers across various segments. IET was also awarded a contract by a Latin American customer to train its personnel, and provide technical engineering assistance and service advisory for all its in-service floating production storage and offloading units located in the region. A contract with an LNG customer in the Middle East will see support for capital and insurance spares, and finally, IET secured an upgrades contract with a North American customer to increase LNG trains availability and reliability to maximize production.
Also in the third quarter, Baker Hughes was awarded an important Gas Technology Equipment order to provide rotating equipment for the gas refrigeration process of an offshore LNG facility in the Eastern Hemisphere. The order consists of four turbo-compression trains for mix refrigeration services based on aeroderivative gas turbine technology and driving centrifugal compressors.
A successful track record with a North American LNG producer earned IET's Condition Monitoring product line a contract to deliver asset health solutions for a major plant expansion. The scope includes Bently Nevada's monitoring and protection systems and System 1 software for 18 LNG trains to deliver data driven insights and help improve the safety, efficiency and reliability of the customer's operations. The contract supports the customer's long-term expansion plans and positions Baker Hughes well for the future as natural gas continues to play a critical role in the energy transition.
Executing on Priorities and Leading with Innovation
In the third quarter, IET secured important new energy contracts, notably in the carbon capture space. Baker Hughes was awarded a front-end engineering and design (FEED) study by the Nebraska Public Power District (NPPD) for carbon capture and storage (CCS) at a 700 megawatt (MW) coal-fired electric generating unit. The FEED study will assess chilled ammonia process (CAP), a solvent-based CO2 capture technology, for NPPD's project to capture and store up to 90% of the unit's CO2.
Baker Hughes received multiple orders from Air Products to support its hydrogen projects across the globe, adding another milestone in the two companies' partnership inaugurated in 2021. Orders include compressors for projects in Europe manufactured at Baker Hughes' Florence, Italy, facility. IET also secured a third contract with Air Products to provide Control Valves and Consolidated Relief Valves from the Pumps, Valves & Gears product line, for integration into their Louisiana Clean Energy Complex.
IET expanded its industrial presence with several contracts in mining, specialty chemicals and renewables. A major mining client awarded the Condition Monitoring product line a multimillion-dollar global agreement for asset strategy consulting services, expanding its scope from seven to 16 sites across three regions. Elsewhere, a specialty chemicals customer awarded a contract to deliver asset

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
strategy software, consulting services and training across seven sites in four countries. Finally, an additional award was granted to deliver Bently Nevada protection and condition monitoring systems for a new alternative fuel refinery in Europe.
Also, Condition Monitoring received an order to replace a European customer’s existing monitoring systems with Bently Nevada next generation Orbit 60 monitoring and protection technology, continuing to drive growth in digital transformation. A second contract with the same customer was secured to conduct an availability study and equipment criticality assessment for a new renewable fuel complex. These awards build on an existing multi-year agreement with the customer to deploy software, services and training across four plants in Europe.
IET's Inspection product line continued to advance the energy transition and support Baker Hughes' industrial growth in the third quarter. IET's Waygate Technologies' advanced computed tomography (CT) solutions for battery inspection reached a milestone within the electric vehicle (EV) sector, with eight of the world's top 10 EV manufacturers now using Waygate technology to ensure safety and productivity, and with over 130 CT systems installed in gigafactories and automotive plants across the globe.
OFSE achieved several strategic wins in Production Solutions, supporting a key growth area for the business segment. The business marked 30 years of upstream chemical supply to a large Canadian operator with a contract renewal, recognizing Baker Hughes' strong service delivery. The broadening of the Oilfield & Industrial Chemicals portfolio to add defoamer technology at the site reflects new product revenue for the business.
Also in Canada, Baker Hughes was chosen to be the preferred supplier of production chemicals for two customers. MEG Energy extended a multi-year contract, a demonstration of OFSE's product performance and service delivery. Vermillion Energy, advancing digitization of their business, selected Baker Hughes to supply required production chemicals to manage current assets and grow their footprint in northeast British Columbia. Baker Hughes' tank level monitors helped solidify OFSE as Vermilion's chemical vendor of choice.
On October 25, 2023, Baker Hughes’ Board of Directors approved a quarterly cash dividend of $0.20 per share of Class A common stock payable on November 17, 2023, to holders of record on November 6, 2023. Baker Hughes expects to fund its quarterly cash dividend from cash generated from operations.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Consolidated Revenue and Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Oilfield Services & Equipment	$3,951	$3,877	$3,403	2%	16%
Industrial & Energy Technology	2,691	2,438	1,967	10%	37%
Total segment revenue	6,641	6,315	5,369	5%	24%
Oilfield Services & Equipment	465	417	324	11%	43%
Industrial & Energy Technology	346	311	282	11%	23%
Total segment operating income	811	728	606	11%	34%
Corporate	(95)	(97)	(103)	3%	8%
Inventory impairment	—	(15)	—	100%	—%
Restructuring, impairment & other	(2)	(102)	(235)	98%	99%
Operating income	714	514	269	39%	F
Adjusted operating income*	716	631	503	13%	42%
Depreciation & amortization	267	276	254	(3%)	5%
Adjusted EBITDA*	$983	$907	$758	8%	30%
*Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures" later in this document.
"F" is used in most instances when variance is above 100%.
Revenue for the quarter was $6,641 million, an increase of 5% sequentially and an increase of 24% year-over-year. The increase in revenue was driven by higher volume in both IET and OFSE.
The Company's total book-to-bill ratio in the quarter was 1.3; the IET book-to-bill ratio in the quarter was 1.6.
Operating income on a GAAP basis for the third quarter of 2023 was $714 million. Operating income increased $200 million sequentially and increased $445 million year-over-year. Total segment operating income was $811 million for the third quarter of 2023, up 11% sequentially and up 34% year-over-year.
Adjusted operating income (a non-GAAP measure) for the third quarter of 2023 was $716 million, which excludes adjustments totaling $2 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted operating income for the third quarter of 2023 was up 13% sequentially and up 42% year-over-year.
Depreciation and amortization for the third quarter of 2023 was $267 million.
Adjusted EBITDA (a non-GAAP measure) for the third quarter of 2023 was $983 million, which excludes adjustments totaling $2 million before tax. See Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the third quarter was up 8% sequentially and up 30% year-over-year.
The sequential increase in adjusted operating income and adjusted EBITDA was driven by higher volume in both segments and price in OFSE, partially offset by negative equipment mix in IET. The year-over-year increase in adjusted operating income and adjusted EBITDA was driven by volume and pricing in

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
both segments and structural cost out initiatives, partially offset by cost inflation in both segments, and higher equipment mix and higher research and development (R&D) spend in IET.
Corporate costs were $95 million in the third quarter of 2023, down 3% sequentially and down 8% year-over-year.
Other Financial Items
Remaining Performance Obligations (RPO) in the third quarter ended at $32.4 billion, an increase of $1.4 billion from the second quarter of 2023. OFSE RPO was $3.6 billion, up 5% sequentially, while IET RPO was $28.8 billion, up 5% sequentially. Within IET RPO, Gas Technology Equipment RPO was $12.8 billion and Gas Technology Services RPO was $13.8 billion.
Income tax expense in the third quarter of 2023 was $235 million.
Other non-operating income in the third quarter of 2023 was $94 million. Included in other non-operating income were net mark-to-market gains in fair value for certain equity investments of $99 million.
GAAP diluted earnings per share was $0.51. Adjusted diluted earnings per share was $0.42. Excluded from adjusted diluted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $811 million for the third quarter of 2023. Free cash flow (a non-GAAP measure) for the quarter was $592 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $219 million for the third quarter of 2023. Capital expenditures, net of proceeds from disposal of assets, were $161 million for OFSE, and $41 million for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Orders	$4,178	$4,192	$3,707	—%	13%
Revenue	$3,951	$3,877	$3,403	2%	16%
Operating income	$465	$417	$324	11%	43%
Operating income margin	11.8%	10.8%	9.5%	1pts	2.2pts
Depreciation & amortization	$206	$219	$204	(6%)	1%
EBITDA*	$670	$636	$528	5%	27%
EBITDA margin*	17.0%	16.4%	15.5%	0.6pts	1.4pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Well Construction	$1,128	$1,076	$991	5%	14%
Completions, Intervention & Measurements	1,085	1,090	920	—%	18%
Production Solutions	967	959	931	1%	4%
Subsea & Surface Pressure Systems	770	752	561	2%	37%
Total Revenue	$3,951	$3,877	$3,403	2%	16%

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
North America	$1,064	$1,042	$986	2%	8%
Latin America	695	698	549	—%	27%
Europe/CIS/Sub-Saharan Africa	695	672	586	3%	19%
Middle East/Asia	1,497	1,465	1,282	2%	17%
Total Revenue	$3,951	$3,877	$3,403	2%	16%

North America	$1,064	$1,042	$986	2%	8%
International	2,887	2,835	2,417	2%	19%
*Non-GAAP measure - EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.
OFSE orders of $4,178 million for the third quarter decreased by $14 million sequentially. SSPS orders were $1,008 million, down 6% sequentially, and up 15% year-over-year.
OFSE revenue of $3,951 million for the third quarter was up 2% sequentially.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
North America revenue was $1,064 million, up 2% sequentially. International revenue was $2,887 million, an increase of 2% sequentially, driven by volume growth in all regions except Latin America, which remained flat.
Segment operating income before tax for the third quarter was $465 million, an increase of $47 million, or 11% sequentially.
Segment EBITDA for the third quarter was $670 million, an increase of $34 million, or 5% sequentially. The sequential increase in segment operating income and EBITDA were primarily driven by volume, price and cost productivity.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Orders	$4,334	$3,282	$2,357	32%	84%
Revenue	$2,691	$2,438	$1,967	10%	37%
Operating income	$346	$311	$282	11%	23%
Operating income margin	12.9%	12.8%	14.3%	0.1pts	-1.5pts
Depreciation & amortization	$57	$52	$45	9%	28%
EBITDA*	$403	$363	$327	11%	23%
EBITDA margin*	15.0%	14.9%	16.6%	0.1pts	-1.6pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Gas Technology Equipment	$2,820	$1,611	$882	75%	F
Gas Technology Services	724	790	713	(8%)	2%
Total Gas Technology	3,544	2,402	1,594	48%	F
Total Industrial Technology	790	880	763	(10%)	4%
Total Orders	$4,334	$3,282	$2,357	32%	84%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	September 30, 2023	June 30, 2023	September 30, 2022	Sequential	Year-over-year
Gas Technology Equipment	$1,254	$999	$610	26%	F
Gas Technology Services	637	658	629	(3%)	1%
Total Gas Technology	1,892	1,658	1,239	14%	53%
Condition Monitoring	157	154	131	2%	20%
Inspection	322	318	259	1%	24%
Pumps, Valves & Gears	232	217	199	7%	16%
PSI & Controls	88	92	138	(4%)	(36%)
Total Industrial Technology	799	780	728	2%	10%
Total Revenue	$2,691	$2,438	$1,967	10%	37%
*Non-GAAP measure - EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
IET orders of $4,334 million for the third quarter increased by $1,977 million, or 84% year-over-year. The increase was driven by Gas Technology Equipment orders which was up $1,938 million, or over 100% year-over-year, Industrial Technology, up 4%, and Gas Technology Services, up 2%.
IET revenue of $2,691 million for the quarter increased $724 million, or 37% year-over-year. The increase was driven by Gas Technology Equipment, up $644 million or over 100% year-over-year, Gas Technology Services, up 1%, and Industrial Technology, up 10%.
Segment operating income before tax for the quarter was $346 million, up 23% year-over-year.
Segment EBITDA for the quarter was $403 million, up $76 million, or 23% year-over-year. The year-over-year increase in segment operating income and EBITDA was primarily driven by higher volume and pricing partially offset by unfavorable mix as a result of higher Gas Technology Equipment growth, cost inflation and higher R&D spend.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted operating income; EBITDA; EBITDA margin; adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Operating income (GAAP)	$714	$514	$269
Restructuring, impairment & other	2	102	235
Inventory impairment	—	15	—
Total operating income adjustments	2	117	235
Adjusted operating income (non-GAAP)	$716	$631	$503
Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Net income (loss) attributable to Baker Hughes (GAAP)	$518	$410	$(17)
Net income attributable to noncontrolling interests	6	4	8
Provision for income taxes	235	200	153
Interest expense, net	49	58	65
Other non-operating (income) loss, net	(94)	(158)	60
Operating income	714	514	269

Depreciation & amortization	267	276	254
EBITDA (non-GAAP)	981	790	523
Total operating income adjustments (1)	2	117	235
Adjusted EBITDA (non-GAAP)	$983	$907	$758
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	September 30, 2023	June 30, 2023	September 30, 2022
Net income (loss) attributable to Baker Hughes (GAAP)	$518	$410	$(17)
Total operating income adjustments (1)	2	117	235
Other adjustments (non-operating) (2)	(95)	(156)	63
Tax on total adjustments	2	24	(15)
Total adjustments, net of income tax	(91)	(15)	282
Less: adjustments attributable to noncontrolling interests	—	—	2
Adjustments attributable to Baker Hughes	(91)	(15)	281
Adjusted net income attributable to Baker Hughes (non-GAAP)	$427	$395	$264

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,017	1,015	1,015
Adjusted earnings per share - diluted (non-GAAP)	$0.42	$0.39	$0.26
(1)See Table 1a for the identified adjustments to operating income.
(2)3Q'23 and 2Q'23 primarily due to net gains from the change in fair value for certain equity investments. 3Q'22 primarily due to losses from the change in fair value for certain equity investments.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Cash flow from operating activities (GAAP)	$811	$858	$597
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(219)	(235)	(180)
Free cash flow (non-GAAP)	$592	$623	$417
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Revenue	$6,641	$5,369	$18,671	$15,251
Costs and expenses:
Cost of revenue	5,298	4,245	14,867	12,188
Selling, general and administrative	627	620	1,977	1,865
Restructuring, impairment and other	2	235	161	676
Total costs and expenses	5,927	5,100	17,005	14,729
Operating income	714	269	1,666	522
Other non-operating income (loss), net	94	(60)	638	(657)
Interest expense, net	(49)	(65)	(171)	(188)
Income (loss) before income taxes	759	144	2,133	(323)
Provision for income taxes	(235)	(153)	(614)	(443)
Net income (loss)	524	(9)	1,519	(766)
Less: Net income attributable to noncontrolling interests	6	8	16	17
Net income (loss) attributable to Baker Hughes Company	$518	$(17)	$1,503	$(783)

Per share amounts:
Basic income (loss) per Class A common stock	$0.51	$(0.02)	$1.49	$(0.80)
Diluted income (loss) per Class A common stock	$0.51	$(0.02)	$1.48	$(0.80)

Weighted average shares:
Class A basic	1,009	1,008	1,010	983
Class A diluted	1,017	1,008	1,016	983

Cash dividend per Class A common stock	$0.20	$0.18	$0.58	$0.54

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$3,201	$2,488
Current receivables, net	6,505	5,958
Inventories, net	4,964	4,587
All other current assets	1,491	1,559
Total current assets	16,161	14,592
Property, plant and equipment, less accumulated depreciation	4,768	4,538
Goodwill	6,048	5,930
Other intangible assets, net	4,104	4,180
Contract and other deferred assets	1,778	1,503
All other assets	3,691	3,438
Total assets	$36,550	$34,181
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,123	$4,298
Short-term and current portion of long-term debt	802	677
Progress collections and deferred income	5,187	3,822
All other current liabilities	2,569	2,278
Total current liabilities	12,681	11,075
Long-term debt	5,857	5,980
Liabilities for pensions and other postretirement benefits	952	960
All other liabilities	1,665	1,641
Equity	15,395	14,525
Total liabilities and equity	$36,550	$34,181

Outstanding Baker Hughes Company shares:
Class A common stock	1,006	1,006

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
(In millions)	2023	2023	2022
Cash flows from operating activities:
Net income (loss)	$524	$1,519	$(766)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	267	813	806
(Gain) loss on equity securities	(99)	(639)	164
Provision (benefit) for deferred income taxes	(42)	68	44
Stock-based compensation cost	51	148	155
Loss on assets held for sale	—	—	426
Other asset impairments	10	43	199
Working capital	(157)	19	(224)
Other operating items, net	257	159	186
Net cash flows from operating activities	811	2,130	990
Cash flows from investing activities:
Expenditures for capital assets	(282)	(868)	(720)
Proceeds from disposal of assets	63	150	189
Proceeds from sale of equity securities	206	372	26
Proceeds from business dispositions	—	293	—
Net cash paid for acquisitions	(19)	(301)	(86)
Other investing items, net	(58)	(149)	11
Net cash flows used in investing activities	(90)	(503)	(580)
Cash flows from financing activities:
Dividends paid	(202)	(586)	(536)
Repurchase of Class A common stock	(119)	(219)	(727)
Other financing items, net	11	(56)	(34)
Net cash flows used in financing activities	(310)	(861)	(1,297)
Effect of currency exchange rate changes on cash and cash equivalents	(15)	(53)	(115)
Increase (decrease) in cash and cash equivalents	396	713	(1,002)
Cash and cash equivalents, beginning of period	2,805	2,488	3,853
Cash and cash equivalents, end of period	$3,201	$3,201	$2,851
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$140	$463	$395
Interest paid	$48	$205	$190

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Thursday, October 26, 2023, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target", "goal" or other similar words or expressions . There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission (SEC). The documents are available through the Company's website at: www.investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval (EDGAR) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2023 Results
capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (OPEC) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com